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                                                                    EXHIBIT 99.1

INTERNET PICTURES CORPORATION DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

MONDAY, OCTOBER 30, 2000 8:02:00 AM EST

OAK RIDGE, Tenn., and PALO ALTO, Calif., Oct 30, 2000 /PRNewswire via COMTEX/ -- Internet Pictures Corporation (Nasdaq: IPIX) ("iPIX"), announced today that its Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock.

Jim Phillips, Chairman and CEO of iPIX, stated, "The Rights are intended to enable all iPIX shareholders to realize the long-term value of their investment in the Company. Specifically, they are designed to assure that all iPIX shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics and opportunistically timed bids to gain control of iPIX without paying all shareholders a premium for that control. The Rights are being adopted for precautionary purposes only and are not in response to any specific takeover threat, but are a response to the general takeover environment."

The Rights will be exercisable only if a person or group acquires 15% or more of iPIX's common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $15.

If a person or group acquires 15% or more of iPIX's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of iPIX's common shares having a market value of twice such price. In addition, if iPIX is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

The dividend distribution will be made on November 9, 2000, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on November 9, 2010. The Rights will not be distributed to holders of the Company's Class B Common Stock, and the Rights will not affect that class of the Company's stock.

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About iPIX

iPIX is the standard for dynamic imaging on the Internet. 22 of the Media Metrix top 25 Web sites use iPIX to make their sites more dynamic. Businesses dependent on visual content rely on iPIX. IPIX's end-to-end dynamic imaging solutions enable the capture, processing, hosting, and distribution of rich media to thousands of Internet sites and millions of Internet enabled wired and wireless devices. A broad array of industries, including real estate, online auctions, e-retail, automotive, travel, publishing, and entertainment, are capitalizing on iPIX's solutions to give viewers more information, more interaction and a richer online experience. The company is headquartered in Oak Ridge, Tennessee.

IPIX, and Internet Pictures are trademarks of Internet Pictures Corporation.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. Statements concerning the implementation of Internet Pictures Corporation's services and the benefits expected to result from those services constitute forward-looking statements and are based on current expectations. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history; the unpredictability of future revenues; potential fluctuation in quarterly operating results; the evolving nature of the market for the Company's products and services; risks associated with new product introductions; product delays and errors; the success of recent agreements with other companies; challenges associated with managing rapid growth and risks associated with acquisitions; dependence on key personnel; the ability of the Company to continue to innovate and protect its intellectual property; the importance of strategic relationships with leading companies in our markets and in the technology industries; and the volatility of the Company's stock price. The matters discussed in this press release also involve risks and uncertainties described from time to time in Internet Pictures Corporation's filings with the Securities and Exchange Commission (SEC). In particular, see "Risk Factors" in the prospectus contained in the registration statement for Internet Pictures Corporation on Form S-1 filed with the SEC on May 4, 2000 which can be found at (www.sec.gov). (http://www.sec.gov).

SOURCE Internet Pictures Corporation

CONTACT:          Ed Lewis of Internet Pictures Corporation, 650-388-0421;
or
                  Corey Cutler, or Cathy Dawson, or Amy Garay, or Media,
Claudine Cornelis, or
                  Emily Brunner, all of Morgen-Walke Associates, Inc., 212-

850-5600, for     Internet Pictures Corporation
                  (IPIX)